ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                           WORLDCAST INTERACTIVE, INC.

         Pursuant to Sections 607.1006 and 607.0602 of the Business Corporation Act of the State of Florida, the undersigned President of WorldCast Interactive, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida adopts the following amendments to its Articles of Incorporation.

         1. The Corporation filed its Articles of Incorporation on January 24, 1996, which were assigned document number P96000007235.

         2. The following Amendments to the Articles of Incorporation were adopted by all of the directors of the Corporations by unanimous written of the Board of Directors on June 30, 2000, in the manner prescribed by the Florida Business Corporation Act.

         3. The Articles of Incorporation of the Corporation, as amended, authorizes 5,000,000 shares of preferred stock, par value $.001 per share, none of which shares are issued and outstanding (although 4,000,000 have been designated).

         4. The Board of Directors is authorized at any time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relations, participating, optional or other special rights, qualifications, limitations or restrictions thereof.

         5. The Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series, and fix the rights, preferences, privileges and restrictions of such series.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and, in accordance therewith, Article IV entitled, "Capital Stock" of the Articles of Incorporation of this Corporation is revised to include the number of shares constituting such series and the rights, preferences, privileges and restrictions relating to such series as follows:

BRIAN PEARLMAN, ESQ. FLORIDA BAR #0157023
Atlas Pearlman, P.A.
350 East Las Olas Blvd., Ste. 1700
Ft. Lauderdale, FL  33301   (954) 763-1200


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         1. Designation and Amount. The shares of such series shall be designated as the Series B Convertible Preferred Shares (the "Series B Preferred Shares") and shall have a stated value of $.001 (the "Stated Value") per share, and the number of shares constituting such series shall be 1,000,000.

         2. Dividends and Distributions. None.

         3. Voting Rights. The holders of Series B Convertible Preferred Shares shall have voting rights equivalent to 4.6245 shares of common stock and in addition:

            (a) The holders of Series B Convertible Preferred Shares shall have the right to notice of shareholders' meetings and the right to attend shareholders' meetings.

            (b) If the Corporation shall have failed to: (1) Obtain funding of at least $5,000,000 on or before June 30, 2001. Funding to be included in the determination of whether this condition has been satisfied includes funds received by the corporation in return for equity securities, funds received by the corporation as loans, transfer of assets or other items of property (each of which may have value to the operations of the corporation's business). Funding from all sources shall be aggregated in determining satisfaction of this condition; (2) Increase its "Run Rate" by more than $5,000,000 during the twelve month period ended June 30, 2001. For purposes of determining the Run Rate, the base measurement shall be the "Pro Forma Run Rate" of the corporation, including the acquisition, which is the subject of this Series B Convertible Preferred Stock. The Run Rate shall mean the actual and projected revenue, based upon any agreements and transactions completed and signed agreements for which the corporation is bound to provide services; (3) Obtain a listing of its securities on the OTC Bulletin Board by December 31, 2000. However, this provision will be extended to June 30, 2001, if the corporation has filed its application for such listing in a timely manner, is using its reasonable best efforts to obtain such listing and the listing is delayed due to circumstances beyond the reasonable control of the corporation; or (4) Satisfy any and all debts and obligations of the corporation secured by personal guarantees or surety agreements in existence on June 30, 2000, when due, or to retire, replace or terminate any and all such personal guarantees and surety agreements by June 30, 2001, whichever first occurs; then, the holders of the Series B Convertible Preferred Shares shall immediately become entitled as a class to elect the smallest number of directors constituting a majority of the board of directors, and the holders of the common shares shall as a class retain the right to elect only the remaining directors.

            The entitlement of the preferred class to elect a majority of the board of directors shall continue until such obligations described in this paragraph 3(b) (excluding requirements to satisfy by specific date) are fully satisfied, at which time the right of the holders of preferred shares to elect the majority of directors shall cease. The preferred shareholders agree that the directors they appoint to the board of directors will use their

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reasonable best efforts and operate in good faith to fulfill the obligations of the Corporation described in this paragraph 3(b).

            (c) If the holders of the Series B Convertible Preferred Shares become entitled to elect members of the board of directors under this Article VIII, then any officer or any holder of such preferred shares shall, on demand, be granted access to the corporate stock books and shareholder lists, and may, and the secretary on the written request of any holder of such preferred shares immediately shall, call a special meeting of the holders of preferred and common shares in accordance with the bylaws. At any meeting so called, and at any annual meeting held while the holders of the preferred shares are entitled to elect directors under this article, the holders of a majority of the then outstanding preferred shares, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors. The directors elected by the holders of the preferred shares, together with the directors, if any, elected by the holders of the common shares at such a meeting, shall then constitute the duly elected board of directors of the corporation. If the holders of the common shares fail to elect the number of directors that they are entitled to elect at such a meeting, additional directors may be appointed by the directors elected by the holders of the preferred shares. When the holders of the preferred shares are no longer entitled to voting rights under this article, the terms of office of the preferred directors shall terminate immediately upon the election of their successors at a valid meeting of the holders of the common shares called in accordance with the bylaws.

         4. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of preferred shares or as otherwise required by law.

         5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, before any distribution of cash or other assets is made to the holders of common shares, the holders of Series B Convertible Preferred Shares shall be paid an amount equal to nine dollars twenty-five cents ($9.25) per share, adjusted to reflect a price increase of 10% per annum, compounded daily, plus any and all accrued and unpaid dividends. After these amounts have been paid or distributed to the holders of the Series B Convertible Preferred Shares, the remaining assets and funds of the corporation shall be divided and distributed ratably among the holders of the common shares.

         6. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities,

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money and/or any other property, then in any such case the Series B Preferred
Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series B Preferred Shares.

         7. Conversion. The holders of Series B Convertible Shares shall be entitled to convert those preferred shares to common shares on a semi-annual, calendar year basis. A holder wishing to so require the corporation to convert such shares shall deliver to the corporation endorsed certificates representing the shares to be converted together with a written notice by first-class mail, postage prepaid, stating: (i) the occurrence of the event triggering the conversion right; (ii) the series of preferred shares to be converted, the number of preferred shares to be converted, and whether all or fewer than all of the shares of the preferred series held by the holder are to be converted; (iii) the date fixed for conversion; (iv) the number of common shares to be issued to holder as a result of the conversion, and (v) the name and address for delivery of the common shares to be issued to holder as a result of the conversion. Upon deliver of such certificates and notice of election to convert, holder shall be entitled to receive 4.6245 shares of common stock for each share being converted, subject to the following adjustments, terms, and conditions: (i) The corporation shall at all times reserve and keep available a sufficient number of its authorized but unissued common shares, and shall further obtain and keep in force any permits required, to enable it to issue and deliver all common shares required to cover the conversion rights granted under this article. (ii) No fractional shares shall be issued on conversion, but the corporation shall pay cash for any fractional shares of common stock to which holders may be entitled, at the fair market value of the common shares at the time of conversion.

         8. Vote to Change the Terms of Series B Preferred Shares. The Approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than two-thirds (2/3) of the then outstanding Series B Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Shares.

         The foregoing amendment was duly adopted by the Board of Directors of the Corporation, dated as of June 30, 2000, pursuant to Sections 607.0821 and
607.0602 of the Florida Business Corporation Act which does not require shareholder approval.

         IN WITNESS WHEREOF, I have executed this Amendment this ____ day of August, 2000.

                                               --------------------------------
                                               Robert Kelner
                                               President

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